Exhibit 99.1

Yahoo! Reports Fourth Quarter and Full Year 2011 Results

Fourth Quarter Operating Income Increases 10% Year over Year

SUNNYVALE, Calif.--(BUSINESS WIRE)--January 24, 2012--Yahoo! Inc. (NASDAQ: YHOO) today reported results for the fourth quarter and full year ended December 31, 2011.

Revenue excluding traffic acquisition costs (“revenue ex-TAC”) was $1,169 million for the fourth quarter of 2011, a 3 percent decrease from the fourth quarter of 2010. Income from operations increased 10 percent to $242 million in the fourth quarter of 2011, compared to $220 million in the fourth quarter of 2010.

GAAP revenue was $1,324 million for the fourth quarter of 2011, a 13 percent decrease from the fourth quarter of 2010.

Revenue ex-TAC was $4,381 million for the full year ended December 31, 2011, a 5 percent decrease from the same period of 2010. The year over year decrease was primarily due to the revenue share related to the Search Agreement with Microsoft. Income from operations increased 4 percent to $800 million for the full year ended December 31, 2011, compared to $773 million for the same period of 2010.

GAAP revenue was $4,984 million for the full year ended December 31, 2011, a 21 percent decrease from the same period of 2010, primarily due to the required change in revenue presentation related to the Search Agreement and the associated revenue share with Microsoft.

Net earnings per diluted share was $0.24 in both the fourth quarter of 2011 and the fourth quarter of 2010.

Financials at a Glance

Quarterly Results (in millions, except percentages and per share amounts)
	Q4 2010	Q4 2011	Percent Change
Revenue ex-TAC	$1,205	$1,169	(3)%
GAAP revenue	$1,525	$1,324	(13)%
Income from operations	$220	$242	10%
Net earnings	$312	$296	(5)%
Net earnings per diluted share	$0.24	$0.24	0%

“Yahoo! continued to make progress in the quarter with operating income increasing ten percent year over year,” said Scott Thompson, Yahoo! CEO. “In 2012 we will be aligning resources behind key areas of focus to enable us to move aggressively in market and grow our business, bringing innovative new products and experiences to both our users and advertisers.”

Business Highlights

  Yahoo! is home to 11 number one properties globally and ranks in the top three in 20 categories worldwide. (comScore, December 2011)
  Yahoo! continued to modernize its technology platforms, with additional sites across the Americas, EMEA and Asia Pacific going live on the new global Yahoo! Publishing Platform, bringing the total more than 130.
  Yahoo! acquired interclick, inc., which has built an industry-leading data valuation platform optimized to work with large data volumes across multiple providers and marketplaces.
  Yahoo!, AOL and Microsoft announced agreements to allow ad networks operated by the three companies to offer each other's premium nonreserved online display inventory to their respective advertising customers.
  Yahoo! launched its 2012 U.S. presidential election programming, beginning with exclusive ABC News and Yahoo! News "Newsmaker" interviews with Republican candidates.
  Yahoo! launched Livestand, a personalized living magazine for iPad. Livestand weaves together content from leading third-party publishers and Yahoo!'s global media network to create a visually stunning and deeply personalized digital experience tailored to its users’ interests and passions.
  Yahoo! introduced additional products for the iPad such as Yahoo! Mail and IntoNow, an app that makes watching TV more engaging, social and fun.
  Yahoo!, in conjunction with Playtone and Reliance Entertainment, will be the exclusive online broadcast partner for Tom Hanks’ multi-dimensional animated series “Electric City”.

Search Alliance Impact

Yahoo!’s results for the fourth quarter of 2011 reflect $48 million in search operating cost reimbursements from Microsoft under the Search Agreement, which amount is equal to the search operating costs incurred by Yahoo! in the fourth quarter. Search operating cost reimbursements are expected to decline as Yahoo! fully transitions all markets to Microsoft’s search platform and, in the long term, the underlying expenses are not expected to be incurred under Yahoo!’s cost structure. Our business outlook for total expenses reflects these anticipated savings.

As previously reported, Microsoft has agreed to extend the RPS Guarantee in the U.S. and Canada through March 2013.

Fourth Quarter 2011 Revenue Highlights

  Display revenue ex-TAC was $546 million, a 4 percent decrease compared to $567 million for the fourth quarter of 2010.
  GAAP display revenue was $612 million, a 4 percent decrease compared to $635 million for the fourth quarter of 2010.
  Search revenue ex-TAC was $376 million, a 3 percent decrease compared to $388 million for the fourth quarter of 2010.
  GAAP search revenue was $465 million, a 27 percent decrease compared to $640 million for the fourth quarter of 2010.

Cash Flow and Cash Balance

  Cash flow from operating activities for the fourth quarter of 2011 was $431 million, a 7 percent increase compared to $403 million for the same period of 2010.
  Free cash flow was $327 million for the fourth quarter of 2011, a 111 percent increase compared to $155 million for the same period of 2010.
  Cash, cash equivalents, and investments in marketable debt securities were $2,530 million at December 31, 2011 compared to $3,629 million at December 31, 2010, a decrease of $1,099 million. During the fourth quarter of 2011, Yahoo! repurchased 27 million shares for $416 million. During the year ended December 31, 2011, Yahoo! repurchased 110 million shares for $1,619 million.

Business Outlook

Revenue ex-TAC for the first quarter of 2012 is expected to be in the range of $1,025 million to $1,105 million. Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo! Properties and Affiliate sites in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC within cost of revenue. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded in cost of revenue. GAAP revenue for the first quarter of 2012 is expected to be in the range of $1,170 million to $1,260 million. Total expenses (cost of revenue plus total operating expenses) for the first quarter of 2012 is expected to be in the range of $1,065 million to $1,105 million. Total expenses less TAC for the first quarter of 2012 is expected to be in the range of $920 million to $950 million. Income from operations for the first quarter of 2012 is expected to be in the range of $105 million to $155 million.

Business outlook for revenue ex-TAC is being provided to reflect the underlying dynamics of the business during the Microsoft transition and to facilitate comparisons to prior periods.

Conference Call

Yahoo! will host a conference call to discuss fourth quarter and full year 2011 results at 5 p.m. Eastern Time today. A live Webcast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations Website at http://investor.yahoo.com/results.cfm. In addition, an archive of the Webcast can be accessed through the same link. An audio replay of the call will be available for one week following the conference call by calling (888) 286-8010 or (617) 801-6888, reservation number: 89954272.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; free cash flow; total expenses less TAC; non-GAAP net income; and non-GAAP net income per diluted share. These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Statements of Income,” “Supplemental Financial Data,” “GAAP Net Income to Non-GAAP Net Income Reconciliation,” and “Business Outlook.”

About Yahoo!

Yahoo! is the premier digital media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. And Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company's blog, Yodel Anecdotal (yodel.yahoo.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo!’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“RPS Guarantee in the U.S. and Canada” refers to Microsoft’s obligation under the Search Agreement to guarantee Yahoo!’s revenue per search in the U.S. and Canada on Yahoo! Properties following the transition of paid search services to Microsoft’s platform in those markets which was completed in the fourth quarter of 2010.

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo! and Microsoft Corporation, as amended.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo! Properties.

“Yahoo! Properties” refers to the online properties and services that Yahoo! provides to users.

This press release and its attachments contain forward-looking statements concerning Yahoo!'s expected financial performance (including, without limitation, statements and information in the Business Outlook and Search Alliance Impact sections and the quotation from management), as well as Yahoo!'s strategic and operational plans. Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the impact of management and organizational changes; uncertainties relating to Yahoo!’s comprehensive strategic review; the implementation and results of Yahoo!'s ongoing strategic and cost initiatives; Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks related to Yahoo!’s regulatory environment; interruptions or delays in the provision of Yahoo!’s services; security breaches; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims and derivative and class actions; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; and transition and implementation risks associated with the Search Agreement with Microsoft Corporation. All information set forth in this press release and its attachments is as of January 24, 2012. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances; however, Yahoo! may update its Business Outlook or any portion thereof at any time in its discretion. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Annual Report on Form 10-K for the year ended December 31, 2011, which will be filed with the SEC in the first quarter of 2012.

Yahoo!, Livestand, and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010	2011

Revenue	$1,525,109	$1,324,153	$6,324,651	$4,984,199

Cost of revenue	557,686	394,757	2,627,545	1,502,650

Gross profit	967,423	929,396	3,697,106	3,481,549

Operating expenses:
Sales and marketing	298,508	289,270	1,264,491	1,122,302
Product development	277,822	260,552	1,082,176	1,005,090
General and administrative	125,755	112,273	488,332	495,804
Amortization of intangibles	7,627	8,525	31,626	33,592
Restructuring charges, net	37,735	16,329	57,957	24,420
Total operating expenses	747,447	686,949	2,924,582	2,681,208

Income from operations	219,976	242,447	772,524	800,341

Other income, net	7,602	9,768	297,869	27,175

Income before income taxes and earnings in equity interests	227,578	252,215	1,070,393	827,516

Provision for income taxes	(17,142)	(78,287)	(221,523)	(241,767)
Earnings in equity interests	107,511	127,063	395,758	476,920

Net income	317,947	300,991	1,244,628	1,062,669

Less: Net income attributable to noncontrolling interests	(5,927)	(5,419)	(12,965)	(13,842)

Net income attributable to Yahoo! Inc.	$312,020	$295,572	$1,231,663	$1,048,827

Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.24	$0.24	$0.90	$0.82

Shares used in per share calculation - diluted	1,311,682	1,241,009	1,364,612	1,282,282

Stock-based compensation expense by function:
Cost of revenue	$986	$1,010	$3,275	$3,489
Sales and marketing	16,870	22,291	71,154	65,120
Product development	25,513	25,291	106,665	89,587
General and administrative	10,632	10,255	42,384	45,762
Restructuring expense (reversals) accelerations, net	(4,211)	1,492	(4,211)	214

Supplemental Financial Data:
Revenue ex-TAC	$1,205,250	$1,168,700	$4,588,229	$4,380,828
Free cash flow	$155,165	$327,013	$596,255	$725,801

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Statements of Income

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”), free cash flow, total expenses (GAAP cost of revenue plus GAAP total operating expenses) less TAC, non-GAAP net income, and non-GAAP net income per diluted share, which are reconciled to revenue, cash flow from operating activities, total expenses (GAAP cost of revenue plus GAAP total operating expenses), net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business and operating costs. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, cash flow from operating activities, total expenses, net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo!’s online properties and services (“Yahoo! Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo! Properties and Affiliate sites in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC within cost of revenue. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded in cost of revenue. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. We present revenue ex-TAC business outlook to reflect the underlying dynamics of the business during the Microsoft transition and to facilitate comparisons to prior periods. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and cost of revenue, which includes TAC in non-transitioned markets.

Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Total expenses less TAC is a non-GAAP financial measure defined as total expenses (GAAP cost of revenue plus GAAP total operating expenses) less TAC. We consider total expenses less TAC to be a useful indicator of our operating costs. We exclude TAC from this measure because TAC generally varies based on the revenue we earn from traffic supplied by certain third parties, and doing so assists investors in understanding the operating cost structure of our business. A limitation associated with the non-GAAP measure of total expenses less TAC is that it does not reflect TAC. Management compensates for this limitation by also relying on the comparable GAAP financial measures of cost of revenue and income from operations, each of which includes TAC.

Non-GAAP net income is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results. We consider non-GAAP net income and non-GAAP net income per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net income and non-GAAP net income per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net income and non-GAAP net income per diluted share.

Yahoo! Inc.
Supplemental Financial Data
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010	2011
Revenue for groups of similar services:
Display	$635,311	$612,047	$2,154,886	$2,160,309
Search	639,639	464,530	3,161,589	1,853,110
Other	250,159	247,576	1,008,176	970,780
Total revenue	$1,525,109	$1,324,153	$6,324,651	$4,984,199

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$635,311	$612,047	$2,154,886	$2,160,309
TAC associated with display revenue	(67,873)	(66,426)	(267,788)	(227,822)
Display revenue ex-TAC	$567,438	$545,621	$1,887,098	$1,932,487

GAAP search revenue	$639,639	$464,530	$3,161,589	$1,853,110
TAC associated with search revenue for non-transitioned markets	(251,986)	(89,027)	(1,467,094)	(375,409)
Search revenue ex-TAC	$387,653	$375,503	$1,694,495	$1,477,701

Other GAAP revenue	$250,159	$247,576	$1,008,176	$970,780
TAC associated with other GAAP revenue	-	-	(1,540)	(140)
Other revenue ex-TAC	$250,159	$247,576	$1,006,636	$970,640

Revenue ex-TAC:
GAAP revenue	$1,525,109	$1,324,153	$6,324,651	$4,984,199
TAC	(319,859)	(155,453)	(1,736,422)	(603,371)
Revenue ex-TAC	$1,205,250	$1,168,700	$4,588,229	$4,380,828

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$990,719	$884,780	$4,425,457	$3,302,989
TAC	(102,114)	(45,072)	(957,607)	(160,110)
Revenue ex-TAC	$888,605	$839,708	$3,467,850	$3,142,879

EMEA:
GAAP revenue	$163,711	$164,238	$579,145	$629,383
TAC	(58,070)	(54,559)	(210,261)	(221,916)
Revenue ex-TAC	$105,641	$109,679	$368,884	$407,467

Asia Pacific:
GAAP revenue	$370,679	$275,135	$1,320,049	$1,051,827
TAC	(159,675)	(55,822)	(568,554)	(221,345)
Revenue ex-TAC	$211,004	$219,313	$751,495	$830,482

Total revenue ex-TAC	$1,205,250	$1,168,700	$4,588,229	$4,380,828

Direct costs by segment (1):
Americas	$141,881	$156,404	$568,017	$560,016
EMEA	30,076	35,101	118,954	135,266
Asia Pacific	39,863	48,025	146,657	194,394
Global operating costs (2)	510,531	459,717	2,044,246	1,836,569
Restructuring charges, net	37,735	16,329	57,957	24,420
Depreciation and amortization	171,187	151,830	656,396	625,864
Stock-based compensation expense	54,001	58,847	223,478	203,958
Income from operations	$219,976	$242,447	$772,524	$800,341

Reconciliation of cash flow from operating activities to free cash flow:
Cash flow from operating activities	$403,145	$431,334	$1,240,190	$1,323,806
Acquisition of property and equipment, net	(247,393)	(130,287)	(714,078)	(593,294)
Dividends received from equity investees	-	-	(60,918)	(75,391)
Excess tax benefits from stock-based awards	(587)	25,966	131,061	70,680
Free cash flow	$155,165	$327,013	$596,255	$725,801

(1)	Direct costs for each segment include cost of revenue (excluding TAC) and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses.
(2)	Global operating costs include product development, service engineering and operations, marketing, customer advocacy, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.

Yahoo! Inc.
GAAP Net Income to Non-GAAP Net Income Reconciliation
(in thousands, except per share amounts)

	Three Months Ended
	December 31,
	2010	2011

GAAP Net income attributable to Yahoo! Inc.	$312,020	$295,572

(a) Restructuring charges, net	37,735	16,329

(b) To adjust the provision for income taxes to exclude the tax impact of item (a) above for the three months ended December 31, 2010 and December 31, 2011, respectively
	(9,207)	(4,540)

Non-GAAP Net income	$340,548	$307,361

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.24	$0.24

Non-GAAP Net income per share - diluted	$0.26	$0.25

Shares used in non-GAAP per share calculation - diluted	1,311,682	1,241,009

	Year Ended
	December 31,
	2010	2011

GAAP Net income attributable to Yahoo! Inc.	$1,231,663	$1,048,827

(a) Reimbursements from Microsoft for transition costs incurred in prior periods(3)	(43,300)	-

(b) Gain on sale of Zimbra, Inc.	(66,130)	-

(c) Restructuring charges, net	57,957	24,420

(d) Gain on sale of HotJobs	(186,345)	-

(e) Non-cash gain related to the dilution of the Company's ownership interest in Alibaba Group, which is included in earnings in equity interests	-	(25,083)

(f) Yahoo!’s share of the non-cash loss related to impairments of assets held by Yahoo Japan, which is included in earnings in equity interests	-	32,652

(g) To adjust the provision for income taxes to exclude the tax impact of items (a) through (d) above for the year ended December 31, 2010 and December 31, 2011, respectively
	7,431	(7,764)

Non-GAAP Net income	$1,001,276	$1,073,052

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.90	$0.82

Non-GAAP Net income per share - diluted	$0.73	$0.84

Shares used in non-GAAP per share calculation - diluted	1,364,612	1,282,282

(3)	Non-GAAP net income excludes reimbursements for costs incurred in prior periods. The net $43 million reimbursement adjustment in the year ended December 31, 2010 is equal to the transition costs of $11 million and $32 million incurred in the three months ended September 30, 2009 and December 31, 2009, respectively, in connection with the Search Agreement.

Yahoo! Inc.
Business Outlook

The following business outlook is based on information and expectations as of January 24, 2012. Yahoo!'s business outlook as of today is expected to be available on the Company's Investor Relations website throughout the current quarter. Yahoo! does not intend, and undertakes no duty, to update the business outlook to reflect subsequent events or circumstances; however, Yahoo! may update the business outlook or any portion thereof at any time at its discretion.

Three Months
Ending
March 31, 2012
(in millions)

Revenue excluding traffic acquisition costs ("Revenue ex-TAC"):	$1,025 - 1,105

Total expenses less TAC:	$920 - 950

Income from operations:	$105 - 155

Reconciliations:

Revenue excluding TAC:
GAAP Revenue	$1,170 - 1,260
Less: TAC	145 - 155
Revenue ex-TAC	$1,025 - 1,105

Total expenses less TAC:
Total expenses (GAAP Cost of revenue + GAAP Total operating expenses)	$1,065 - 1,105
Less: TAC	145 - 155
Total expenses less TAC	$920 - 950

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$317,947	$300,991	$1,244,628	$1,062,669
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	167,976	125,693	555,216	530,516
Amortization of intangible assets	29,324	29,939	127,293	117,723
Stock-based compensation expense, net	49,790	60,339	219,267	204,172
Non-cash restructuring charges	-	990	2,813	990
Tax benefits from stock-based awards	(48,149)	23,523	43,119	33,497
Excess tax benefits from stock-based awards	587	(25,966)	(131,061)	(70,680)
Deferred income taxes	96,830	1,652	112,582	70,392
Earnings in equity interests	(107,511)	(127,273)	(395,758)	(477,129)
Dividends received from equity investees	-	-	60,918	75,391
Gain from sale of investments, assets, and other, net	553	(8,416)	(222,347)	4,405
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(90,883)	(117,992)	(31,419)	38,100
Prepaid expenses and other	(149,681)	87,651	(168,183)	98,058
Accounts payable	43,382	27,000	23,593	(316)
Accrued expenses and other liabilities	95,202	61,012	(74,505)	(290,070)
Deferred revenue	(2,222)	(7,809)	(125,966)	(73,912)
Net cash provided by operating activities	403,145	431,334	1,240,190	1,323,806

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(247,393)	(130,287)	(714,078)	(593,294)
Purchases of marketable debt securities	(713,591)	(95,232)	(2,502,652)	(1,708,530)
Proceeds from sales of marketable debt securities	153,478	441,719	1,525,330	1,508,948
Proceeds from maturities of marketable debt securities	290,536	89,305	2,074,592	1,316,197
Purchases of intangible assets	(2,650)	(799)	(21,443)	(11,819)
Proceeds from sales of divested businesses	-	-	325,000	-
Proceeds from the sale of investments	-	-	-	21,271
Acquisitions, net of cash acquired	(45,081)	(255,018)	(157,442)	(323,830)
Other investing activities, net	-	(818)	(19,392)	(6,581)
Net cash (used in) provided by investing activities	(564,701)	48,870	509,915	202,362

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	67,721	49,529	167,388	156,226
Repurchases of common stock	-	(416,237)	(1,749,311)	(1,618,741)
Excess tax benefits from stock-based awards	(587)	25,966	131,061	70,680
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(4,317)	(8,712)	(48,700)	(44,761)
Other financing activities, net	(702)	(11,029)	(2,144)	(19,362)
Net cash provided by (used in) financing activities	62,115	(360,483)	(1,501,706)	(1,455,958)

Effect of exchange rate changes on cash and cash equivalents	10,308	(21,550)	2,598	(34,247)

Net change in cash and cash equivalents	(89,133)	98,171	250,997	35,963
Cash and cash equivalents, beginning of period	1,615,560	1,464,219	1,275,430	1,526,427

Cash and cash equivalents, end of period	$1,526,427	$1,562,390	$1,526,427	$1,562,390

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2010	2011

ASSETS
Current assets:
Cash and cash equivalents	$1,526,427	$1,562,390
Short-term marketable debt securities	1,357,661	493,189
Accounts receivable, net	1,028,900	1,037,474
Prepaid expenses and other current assets	432,560	359,483
Total current assets	4,345,548	3,452,536

Long-term marketable debt securities	744,594	474,338
Property and equipment, net	1,653,422	1,730,888
Goodwill	3,681,645	3,900,752
Intangible assets, net	255,870	254,600
Other long-term assets	235,136	220,628
Investments in equity interests	4,011,889	4,749,044

Total assets	$14,928,104	$14,782,786

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$162,424	$166,595
Accrued expenses and other current liabilities	1,208,792	846,044
Deferred revenue	254,656	194,722
Total current liabilities	1,625,872	1,207,361

Long-term deferred revenue	56,365	43,639
Capital lease and other long-term liabilities	142,799	134,905
Deferred and other long-term tax liabilities, net	506,658	815,534
Total liabilities	2,331,694	2,201,439

Total Yahoo! Inc. stockholders' equity	12,558,129	12,530,918
Noncontrolling interests	38,281	50,429
Total equity	12,596,410	12,581,347

Total liabilities and equity	$14,928,104	$14,782,786

CONTACTS:
Yahoo! Inc.
Media Relations
Dana Lengkeek, 408-349-1130
danal@yahoo-inc.com
or
Investor Relations
Cathy La Rocca, 408-349-5188
cathy@yahoo-inc.com